Exhibit 10.7

Summary of Non-Employee Director Compensation

Effective June 1, 2005, we began paying each of our non-employee directors a monthly stipend of $1,000, and a per meeting fee of $1,500. In addition, the chairman of the Audit Committee receives $4,000 for each meeting of the Audit Committee attended. Furthermore, under our 2006 Director Option Plan, each non-employee director as of the close of business on the day on which our annual meeting of stockholders is held each year receives a fully vested, non-statutory stock option to purchase 15,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on such date.